UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 17, 2008
Illumina, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego,
California		92121-1975

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:  (858) 202-4500
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On February 16, 2007, Illumina, Inc. (the “Company”) issued $400,000,000 principal amount of its 0.625% Convertible Senior Notes due 2014 (the “Notes”) pursuant to an Indenture (the “Indenture”), dated as of February 16, 2007, between the Company and The Bank of New York, as trustee. Prior to November 15, 2013, the Notes are convertible into cash and, if applicable, shares of the Company’s common stock, as described below, only if certain conditions are satisfied. Under one of these conditions, the Notes will become convertible during a calendar quarter if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of the Notes in effect on that last trading day. The requirements of this condition were satisfied in each of the first and second quarters of 2008, and the Notes accordingly became convertible from April 1, 2008 through, and including, September 30, 2008. The Company has determined that the requirements of this condition will again be satisfied in the third quarter of 2008, and, accordingly, the Notes will continue to be convertible during the period from October 1, 2008 through, and including, December 31, 2008.
Generally upon conversion of a Note, the Company will pay the conversion value of the Note in cash, up to the principal amount of the Note. Any excess of the conversion value over the principal amount is payable in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). More specifically, the consideration due per $1,000 principal amount of a Note being converted is equal to the sum of the “daily settlement amounts” for each “VWAP trading day” during the “observation period” applicable to such Note, as described below. The observation period of a Note tendered for conversion is determined as follows:
•	if the conversion date of the Note is on or after the 25th scheduled trading day prior to the maturity date of the Notes, then the observation period is the 20 consecutive “VWAP trading days” (as described below) that begin on, and include, the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the observation period is the 20 consecutive VWAP trading days that begin on, and include, the third VWAP trading day after the conversion date of the Note.
“VWAP trading day” generally means a day during which (i) trading in the Company’s common stock generally occurs on the principal U.S. national or regional securities exchange or market on which the Company’s common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as described below). If the Company’s common stock is not so listed or traded, then “VWAP trading day” generally means a business day.

“VWAP market disruption event” generally means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Company’s common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for the Company’s common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Company’s common stock or in any options contracts or futures contracts relating to the Company’s common stock.
The “daily settlement amount” for each of the 20 VWAP trading days during the observation period consists of:
•	cash equal to the lesser of (i) $50 and (ii) the “daily conversion value” (as described below) for such VWAP trading day; and

•	if such daily conversion value exceeds $50, a number of shares equal to (i) the difference between such daily conversion value and $50, divided by (ii) the “daily VWAP” (as described below) of the Company’s common stock for such VWAP trading day.
The “daily conversion value” generally means, for each VWAP trading day during the observation period, 1/20th of the product of (i) the conversion rate of the Notes in effect on such VWAP trading day and (ii) the daily VWAP of the Company’s common stock on such VWAP trading day.
The “daily VWAP” for the Company’s common stock means, for each VWAP trading day during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ILMN.Q _equity   AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for the Company’s common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of the Company’s common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.
Except in certain circumstances, the Company must deliver the consideration due upon conversion on the third VWAP trading day immediately following the last day of the related observation period. The conversion rate of the Notes immediately after September 23, 2008 will be 45.8058 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $21.83 per share of common stock. Based on recent closing prices per share of the Company’s common stock, if any Note is converted, the Company would have to pay the entire principal amount of that Note in cash and would also have to deliver shares of its common stock to satisfy its conversion obligation. However, based on current trading prices of the Notes, the Company does not currently expect any Notes to be converted during the third quarter of 2008, so long as they continue to trade at above their conversion value. However, holders of the Notes may nonetheless convert their Notes during this period, and if any Notes are converted, the Company may not have sufficient funds to pay the cash due upon conversion. If the Company fails to deliver the consideration that is due upon conversion when required, the Company will be in default under the Indenture.

The above description of the Indenture and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is incorporated by reference as Exhibit 4.1 to this current report. The text of such exhibit is incorporated by reference herein.
Item 8.01. Other Events.
Amendment of Certificate of Incorporation
Effective September 17, 2008, the Company amended its Certificate of Incorporation to increase the number of authorized shares of its common stock from 120 million to 320 million. The stockholders of the Company approved the amendment at a special meeting of stockholders held on September 9, 2008.
The above description of the Company’s Certificate of Incorporation does not purport to be complete and is qualified in its entirety by reference to the full text of such Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this current report. The text of such exhibit is incorporated by reference herein.
Stock Dividend
The Company effected a stock dividend (the “Stock Dividend”), pursuant to which the Company issued and paid, on September 22, 2008, one share of the Company’s Common Stock on each share of Common Stock which was outstanding and held of record at the close of business on September 10, 2008.
0.625% Convertible Senior Notes due 2014
As a result of the Stock Dividend, the Conversion Rate (as defined in the Indenture) of the Notes will be increased, effective immediately after September 23, 2008, from 22.9029 shares of Common Stock per $1,000 principal amount of Notes to 45.8058 shares of Common Stock per $1,000 principal amount of Notes.
Pursuant to the Indenture, if a holder of a Note elects to convert that Note at any time on or after the 25th scheduled trading day prior to the anticipated effective date of a Fundamental Change (as defined in the Indenture) until the related Designated Event Repurchase Date (as defined in the Indenture) or, if there is no Such Designated Event Repurchase date, 25 trading days following the effective date of such Designated Event (as defined in the Indenture), as applicable, the Conversion Rate will be increased by an additional number of shares of Common Stock (the “Additional Shares”) set forth in the Indenture; provided, however, that no increase will be made in the case of a Fundamental Change where 90% or more of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such Fundamental Change transaction consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded on the New York Stock Exchange, NASDAQ, the American Stock Exchange or another U.S. national securities exchange (or that will be so traded or quoted immediately following the transaction) and, as a result of such transaction or transactions, the Notes become convertible into cash (in respect of the principal portion) and, if applicable, such shares of such capital stock or such American Depositary Receipts pursuant to the Indenture.
The number of Additional Shares by which the Conversion Rate will be increased in the event of a Fundamental Change is determined by reference to a table set forth in the Indenture, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share of the Common Stock in the Fundamental Change. As a result of the Stock Dividend, such table will be amended, effective immediately after September 23, 2008, to read follows:

	Stock Price
Effective Date	$17.47	$18.00	$19.00	$20.00	$22.50	$25.00	$30.00	$37.50	$50.00	$62.50	$75.00
February 16, 2007	11.4514	10.8298	9.7852	8.8744	7.0512	5.6996	3.8758	2.3340	1.1248	0.5842	0.3108
February 15, 2008	11.4514	11.2610	10.1366	9.1586	7.2104	5.7766	3.8624	2.2736	1.0606	0.5356	0.2774
February 15, 2009	11.4514	11.4514	10.3754	9.3272	7.2514	5.7382	3.7470	2.1348	0.9504	0.4610	0.2296
February 15, 2010	11.4514	11.4514	10.4990	9.3730	7.1606	5.5688	3.5148	1.9088	0.7932	0.3654	0.1766
February 15, 2011	11.4514	11.4514	10.4064	9.1900	6.8282	5.1604	3.0718	1.5242	0.5374	0.1994	0.0662
February 15, 2012	11.4514	11.4514	10.0692	8.7422	6.2134	4.4834	2.4266	1.0436	0.2900	0.0782	0.0084
February 15, 2013	11.4514	11.0034	9.2042	7.7036	4.9524	3.2014	1.3678	0.4086	0.0590	0.0006	0.0000
February 15, 2014	11.4514	9.7496	6.8256	4.1942	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
If the Stock Price is greater than $75.00 per share, or less than $17.47 per share, in each case subject to adjustment, then no Additional Shares will be added to the Conversion Rate.
Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 57.2574 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate is adjusted pursuant to the Indenture.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation.

4.11(1)	Indenture, dated as of February 16, 2007, between Illumina, Inc. and The Bank of New York, as trustee.

(1)	Incorporated by reference to Exhibit 4.1 to Illumina, Inc.’s current report on Form 8-K, filed with the Securities and Exchange Commission on February 16, 2007 (File No. 000-30361).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
Date: September 23, 2008	By:	/s/ Christian O. Henry
Christian O. Henry
Senior Vice President and Chief Financial Officer